Exhibit 10.3

EXECUTION VERSION

EXELA TECHNOLOGIES, INC.

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made as of July 12, 2017, between Exela Technologies, Inc., a Delaware corporation (the “Company”), and the stockholder party hereto (the “Stockholder”).  Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 3 hereof.

WHEREAS, the Company has agreed to permit the Stockholder, or its permitted assignees, as applicable, who, together with its Affiliates, Beneficially Own approximately 21.5% of the issued and outstanding shares of common stock, par value, $0.0001 per share, of the Company (the “Common Stock”), at the Effective Time to designate up to two persons for nomination for election to the board of directors of the Company (the “Board”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.              Board of Directors.

(a)           Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event (as defined below) shall have occurred, the Stockholder, or its permitted assignees, as applicable, shall have the right to designate up to two (2) persons to be appointed or nominated, as the case may be, for election to the Board (including any successor, each, a “Nominee”) by giving written notice to the Company not later than ten (10) days after receiving notice of the date of the applicable meeting of stockholders or equityholders provided to the Stockholder, or its permitted assignees, as applicable; provided, however, the initial Nominees shall be appointed as set forth in Section 1(b).

(b)           The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time (i)  two (2) existing Directors resign or are removed from the Board (ii) Matthew H. Nord shall be appointed as a Class C Director with a term ending at the 2020 Annual Meeting of Stockholders and Joshua M. Black shall be appointed as a Class B Director with a term ending at the 2019 Annual Meeting of Stockholders and (iii) the size of the Board is set at eight (8) Directors.

(c)           Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Company will, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies), so that:

(i)            for so long as the Stockholder (together with its Affiliates and permitted assignees) Beneficially Own a number of shares of Common Stock equal to or greater than 15% of the total number of shares of Common Stock issued and outstanding

(on a non-fully diluted basis) of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the Stockholder, or its permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Nominees equal to two (2) less the number of Stockholder Directors who are not up for election; and

(ii)           for so long as the Stockholder (together with its Affiliates and permitted assignees) Beneficially Owns a number of shares of Common Stock equal to or greater than 5% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis) but fewer than 15% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the Stockholder, or its permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Nominees equal to one (1) less the number of Stockholder Directors who are not up for election.

(d)           The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

(e)           If a vacancy occurs because of the death, disability, disqualification, resignation, or removal of a Stockholder Director or for any other reason, the Stockholder, or its permitted assignees, as applicable, shall be entitled to designate such person’s successor, and the Company will, within ten (10) days of such designation, take all necessary and desirable actions within its control such that such vacancy shall be filled with such successor Nominee.  Notwithstanding anything to the contrary, the director position for such Stockholder Director shall not be filled pending such designation and appointment, unless the Stockholder, or its permitted assignees, as applicable, fails to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor Director until the Stockholder, or its permitted assignees, as applicable, makes such designation.

(f)            If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Stockholder, or its permitted assignees, as applicable, shall be entitled to designate promptly another Nominee and the Company will take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten (10) days of such designation.  Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Stockholder, or its permitted assignees, as applicable, fails to designate such Nominee for more than thirty (30) days, after which the Company may appoint a successor nominee who may serve as a director if duly elected until the Stockholder, or its permitted assignees, as applicable, makes such designation.

(g)           The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Stockholder Director in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended explicitly on behalf of the Company at the Company’s request.

(h)           In accordance with the Company’s Bylaws, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors.  To the extent feasible, the Company shall notify the Stockholder, or its permitted assignees, as applicable, in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee.  If requested by the Stockholder, or its permitted assignees, as applicable, the Company shall take all necessary steps to cause at least one Stockholder Director as requested by Stockholder, or its permitted assignees, as applicable, to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed.

(i)            The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Director; provided that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

(j)            For so long as any Stockholder Director serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article Sixth of the Second Amended and Restated Certificate of Incorporation of the Company and Article VII of the Amended and Restated Bylaws of the Company (whether such right is contained in the Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k)           Notwithstanding anything herein to the contrary, if the Stockholder, or its permitted assignees, as applicable, has the right to designate one or more Nominees and either has not exercised such right or such Nominee has not been elected as a Stockholder Director, then the Stockholder, or its permitted assignees, as applicable, may elect at such time in its sole discretion to designate one Board observer (regardless of how many rights to designate such Stockholder, or its permitted assignees, as applicable, has)  (each, a “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof, in a non-voting capacity by the giving of written notice to the Company of such election (“Observation Election”). In connection therewith, the Company shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board, provided, however, that if the Board Observer does not, upon the request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. The Stockholder, or its permitted assignees, as applicable, may revoke any such Observation Election at any time upon written notice to the Company after which the Stockholder, or its permitted assignees, as applicable, shall be entitled to designate a replacement Board Observer.

(l)            The Nominees and any nominees designated by the HGM Group may, but do not need to qualify as “independent” pursuant to listing standards of the Nasdaq stock market (“NASDAQ”).  All other directors of the Board other than the Chief Executive Officer of the Company shall qualify as “independent” pursuant to listing standards of NASDAQ.

Section 2.              Negative Covenants/Actions Requiring Special Approval.

(a)           Actions Requiring Special Approval.  Without the prior approval of the Stockholder, or its permitted assignees, as applicable, from and after the Effective Time until such time as when the Stockholder (together with its Affiliates and permitted assignees) ceases to Beneficially Own a number of shares of Common Stock equal to or greater than 15% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the Company shall not, and shall cause each of its subsidiaries not to, take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any of the actions enumerated in the following clauses (i) through (x) (the “Consent Actions”):

(i)            any engagement by the Company or any subsidiary of the Company, directly or indirectly, in one or a series of related transactions with (1) any Affiliate of the Company (2) any member of the HGM Group or any of their respective Affiliates (3) any Person that Beneficially Owns at least 10% of the issued and outstanding Common Stock or any of such Person’s Affiliates, or (4) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in the foregoing clauses (1)-(3), in each case other than (i) those transactions set forth on Schedule 2(a) or (ii) transactions entered into on arm’s-length terms that are approved in accordance with the Company’s “Related Party Policy” or such successor policy; provided, however, that in respect of a transaction pursuant to clause (ii) herein involving aggregate consideration in excess of $10 million, the Company will deliver an opinion to the Board as to the fairness to the Company or such subsidiary issued by an accounting, appraisal or investment banking firm of national standing;

(ii)           adopting any equity incentive plan other than such plan approved by all parties as of the Effective Time or amending such equity incentive plan to increase the number of securities that may be granted under such plan;

(iii)          any issuance of equity of the Company or any subsidiary of the Company, including any options, warrants or other securities convertible or exchangeable for any equity securities other than (A) equity securities issued pursuant to an approved equity incentive plan (B) equity securities with a fair market value of $100 million or less (or rights, options or warrants to purchase such equity securities) issued solely in consideration for the acquisition (by merger or otherwise) of assets of, or equity interests in, another entity or (C) equity securities (or rights, options or warrants to purchase equity securities) issued to lenders, equipment lessors, other financing sources or vendors who have provided the Company with financing or services, as applicable; provided, that such arrangements are approved by the majority vote of the Board;

(iv)          any amendment to the Certificate of Incorporation, Bylaws or any other organizational documents of the Company or any subsidiary of the Company that either (x) adversely affects Stockholder’s, or its permitted assignees’, as applicable, rights under this agreement or (y) has a disproportionate impact on the interests of the Stockholder, or its permitted assignees, as applicable;

(v)           entrance into any line of business or a change in an existing line of business that is unrelated to any line of business conducted by the Company or any subsidiary of the Company as of the Effective Time; or

(vi)          an increase or decrease in the size of the Board (other than in compliance with the obligations of this Agreement) or a change to the classes on which the Board members serve.

Notwithstanding the foregoing, in the event that the Company has requested in writing (consistent with Section 6) the prior approval of the Stockholder, or its permitted assignees, as applicable, to take an action set forth in this Section 2(a), and the Stockholder, or its permitted assignees, as applicable, has not responded within ten (10) business days after receiving such request, the Stockholder, or its permitted assignees, as applicable, shall be deemed to have provided its prior approval for purposes of this Section 2(a).

Section 3.              Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the avoidance of doubt, Novitex Parent, L.P. is an Affiliate of Apollo.

“Agreement” has the meaning set forth in the preamble.

“Apollo” means Apollo Novitex Holdings, L.P.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Board Observer” has the meaning set forth in Section 1(k).

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 21, 2017, among Quinpario Acquisition Corp. 2, Quinpario Merger Sub I, Inc., Quinpario Merger Sub II, Inc., Novitex Holdings, Inc., SourceHOV Holdings, Inc., Novitex Parent, L.P., HOVS LLC and HandsOn Fund 4 I, LLC, as amended or modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Company’s Bylaws, as in effect on the date hereof, as the same may be amended from time to time.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as in effect on the date hereof, as the same may be amended from time to time.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Time” means the time immediately after the consummation of the transactions contemplated by the Business Combination Agreement (including all issuances of Common Stock) on the date hereof.

“HGM Group” means, collectively, HOVS LLC, HOVS Capital III LLC, Stern Capital Partners LLC, Sunraj LLC, Pidgin Associates LLC, HandsOn Fund 4 I, LLC, HandsOn Global Management LLC, Sonino LLC, Ex-Sigma LLC and Ex-Sigma 2 LLC.

“NASDAQ” has the meaning set forth in Section 1(l).

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(k).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Director” means an individual elected to the Board that has been nominated by the Stockholder, or its permitted assignees, as applicable, pursuant to this Agreement.

“Stockholder Shares” means the number of shares of Common Stock held by the Stockholder (together with its Affiliates and permitted assignees) (as such number of shares may be equitably adjusted or exchanged pursuant to Section 7).

“Termination Event” has the meaning set forth in Section 17.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

Section 4.              Assignment; Benefit of Parties; Transfer.  No party may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void except that the Stockholder who is entitled to designate any Nominees hereunder may assign, in whole, but not in part, this Agreement as part of a transfer of its Common Stock and provided that the assignee executes a joinder agreement pursuant to which such assignee agrees to be bound by the terms hereof as a Stockholder hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein.  Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 5.              Remedies.  The Company and the Stockholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Stockholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 6.              Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the addresses set forth below and to the Stockholder, or its permitted assignees, as applicable, at the addresses set forth in the Registration Rights Agreement, dated as of the Effective Time, among the Company and the stockholders party thereto.  Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Exela Technologies, Inc.

12935 N. Forty Drive, Suite 201
St. Louis, MO 63141

Telephone:  (314) 548-6200

Facsimile:  (775) 206-7966

Email:  djsrivisal@quinpario.com

Attention:  D. John Srivisal

Section 7.              Adjustments.  If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 8.              No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 9.              No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 10.            Further Assurances.  Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 11.            Counterparts.  This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 12.            Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 13.            Mutual Waiver of Jury Trial.  The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.  Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 14.            Complete Agreement; Inconsistent Agreements.  This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

Section 15.            Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 16.            Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholder, or its permitted assignees, as applicable, unless such modification is approved in writing by the Company and the Stockholder, or its permitted assignees, as applicable.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 17.            Termination.  Notwithstanding anything to the contrary contained herein, if the Stockholder (together with its Affiliates and permitted assignees) ceases to Beneficially Own a number of shares of Common Stock equal to or greater than 5% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis) (“Termination Event”), then this Agreement shall expire and terminate automatically; provided, however, that Sections 1(g) (i) (j) and (k) and 3-16 shall survive the termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

Schedule 2(a)

1.              Master Agreement (and corresponding schedules) between Rule 14, LLC and SourceHOV, LLC dated January 1, 2015

2.              Master Agreement (and corresponding schedules) between Athena LLC and SourceHOV, LLC dated September 6, 2015

3.              Master Agreement (and corresponding schedules) between Peri Technologies LLC and SourceHOV, LLC, dated October 28, 2015

4.              Master Agreement (and corresponding schedules) between Teletype LLC and SourceHOV, LLC, dated November 30, 2015

5.              Master Agreement (and corresponding schedules) between BNCM8 LLC and SourceHOV, LLC, dated April 12, 2016

6.              Master Agreement (and corresponding schedules) between Zuma Technologies LLC and SourceHOV, LLC, dated January 30, 2016

7.              Master Agreement (and corresponding schedules) between RDH Technologies LLC and SourceHOV, LLC, dated December 15, 2016

8.              Master Agreement (and corresponding schedules) between JET Technologies LLC and SourceHOV, LLC, dated December 2, 2015

9.              Master Agreement (and corresponding schedules) between Go Speak Up LLC and SourceHOV, LLC, dated December 2, 2015

10.       Master Agreement (and corresponding schedules) between Spring Health LLC and SourceHOV, LLC, November 24, 2015

11.       Lease agreement between HOVG, LLC (aka Bay Area Credit Service LLC) and HOVRe LLC in connection with the lease of a facility in Antioch, CA, dated December 1, 2008

12.       Affiliate lease agreement for rental property occupied by Banc Tec India Private Ltd. on SB Road in Pune, India

13.       HOV Services, Ltd. providing IT services to HOV Services, Inc., dated July 1, 2016.

14.       HOV Services, Ltd. providing Firefly services to HOV Services, Inc., dated July 1, 2016

15.       HOVS LLC Services Limited providing certain software support and consultancy services for HOVS LLC, effective from July 1, 2016.

16.       HOV Services Limited providing certain data conversion services and software support and consultancy services for Source HOV, LLC, effective from July 1, 2016.

17.       Trademark License Agreement, dated April 29, 2011, by and between HOF 2 LLC and SourceHOV

18.       Agreement between HOVG, LLC (aka Bay Area Credit Service LLC) and HOV Services Limited in connection with software and IT support and maintenance dated October 15, 2013 and related work orders effective from July 2016.

19.       Master Agreement between Rule 14, LLC and DFG2, LLC dated January 8, 2014

20.       The Tripartite Agreement between HOV Services Limited, BancTec TPS India Private Limited, and TransCentra FTS Private Limited, dated November 14, 2016

21.       Lease and License Agreement between HOV Services Limited and BancTec TPS India Private Limited, dated October 27, 2015

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

EXELA TECHNOLOGIES, INC.

By:	/s/ James Reynolds
Name: James Reynolds
Title: Chief Financial Officer

Stockholder:

APOLLO NOVITEX HOLDINGS, L.P.

By: Novitex Parent GP, LLC, its general partner

By:	/s/ Laurie Medley
Name:	Laurie D. Medley
Title:	Vice President and Secretary